Exhibit (5)(c)


                       METLIFE - STATE STREET INCOME TRUST

                              One Financial Center
                                Boston, MA 02111


                                                               December 24, 1988




MetLife - State Street
  Investment Services, Inc.
One Financial Center
Boston, MA  02111-2690

Gentlemen:

         This letter is to confirm to you that MetLife - State Street Income Trust (the "Trust") has created a new series of shares to be known as MetLife - State Street Managed Assets (the "Fund"), and that pursuant to Section 1(b) of the Advisory Agreement dated as of July 17, 1986 between the Trust and you (the "Agreement"), the Trust desires to retain you to render management and investment advisory services under the Advisory Agreement to the Fund as a "Series" thereunder for a monthly fee equal to .75% on an annual basis of the average daily net asset value of the Fund.

         Please indicate your acceptance of this responsibility in accordance with the terms of the Agreement by signing this letter as indicated below:

         The term "MetLife - State Street Income Trust" means and refers to the Trustees from time to time serving under the Master Trust Agreement of the Trust dated December 23, 1985 as the same may subsequently hereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust as individuals or personally, but shall bind only the trust property of the Trust, as provided in the Master Trust Agreement of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by the President of the Trust, acting as such, and neither such authorization nor such execution and delivery shall be deemed to have been made individually or to impose any personal liability, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement. The Master Trust Agreement


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of the Trust provides, and it is expressly agreed, that each Fund of the Trust shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations, and that no other fund shall be responsible for the same.


                                                   METLIFE - STATE STREET INCOME
                                                   TRUST



                                                   By: /s/ Charles L. Smith, Jr.
                                                       -------------------------
                                                       President


ACCEPTED AND AGREED TO:


METLIFE - STATE STREET
  INVESTMENT SERVICES, INC.


By: /s/ David P. McLean
    ------------------------